Exhibit 10.23

, 2009

Name

Re:          Mutual Fund Award Agreement

Dear                 :

I am pleased to confirm that Nuveen Investments, Inc. (the “Company”) has awarded to you <<total # of units>> Restricted Units (the “Award”) under the Nuveen Investments 2009 Mutual Fund Investment Plan (the “Plan”), with a market value of <<$xxx>> as of June 30, 2009  The Restricted Units represent shares of mutual funds sponsored by the Company.  The amount and type of mutual funds comprising the Restricted Units awarded to you hereunder are described on Exhibit A hereto.  This Award is effective as of June 30, 2009 (the “Effective Date”).  As soon as practicable after the Effective Date of this Award, the Company will cause the irrevocable nonexempt employees’ trust created under the Plan (the “Trust”) to purchase the mutual fund shares underlying this Award and deposit them to an account in your name under the Trust.  The units underlying this Award may increase or decrease in value, and the Company makes no guarantee as to the ongoing value of such underlying units.

The terms and conditions of this Award are governed by the Plan, the Trust (copies of which will be provided to you separately) and this Award Agreement.  Unless otherwise defined herein, terms used in this Award Agreement have the meanings assigned to them in the Plan.  In the event of any inconsistency between the terms of the Plan and the terms of this Award Agreement, the terms of the Plan shall govern.

To the extent not preempted by federal law, this Award Agreement shall be construed, administered and governed in all respects under and by the laws of the State of Delaware, without giving effect to its conflict of laws principles.

Normal Vesting Schedule

Except as provided below and in the Plan, the Restricted Units in this Award will vest in 50% installments on each June 30 of 2010 and 2011, respectively, provided you have remained continuously employed by the Company or an Affiliate through such date.  As soon as reasonably practicable following each applicable vesting date, the Trust will transfer the vested portion of the Award to you, and in all cases such transfer shall be made so as to comply with the exception for short-term deferrals in Section 409A of the Code.

All unvested Restricted Units will vest upon a Change of Control (as defined in the Plan), provided you have remained continuously employed by the Company or an Affiliate through the date such Change of Control occurs.

Tax Withholding Upon Vesting

Upon vesting (whether such vesting is based on the normal time-based vesting schedule, a Change of Control, or a termination as described below), the Trust will withhold the minimum portion of the Restricted Units that have vested necessary to satisfy its tax withholding obligation.

Dividend Rights

Upon the Effective Date, you shall have the right to receive all dividends, interest and capital gains paid with respect to the Restricted Units of this Award.  Such income will be paid to you by the Trust in cash net of withholding on a quarterly basis, providing you have remained continuously employed by the Company or an Affiliate through the end of the quarter for which the income is to be paid.

Other Terms and Conditions

Unvested Restricted Units will be forfeited in the event of termination of your employment with the Company and its subsidiaries or Affiliates, unless such termination is due to (i) your death, (ii) your Disability, (iii) a termination by the Company without Cause, or (iv) a termination by you as a result of Good Reason (but only where provided in an employment, consulting, or other written agreement).  Where your employment is terminated prior to one of the applicable vesting dates for one of the reasons set forth in the previous sentence, a pro-rata portion of the Award that would have otherwise vested on the next vesting date shall become vested.  This pro-rata amount will be determined by multiplying the portion of the Award that would have become vested on the next vesting date times a fraction, the numerator of which shall be the number of full months in the period beginning with either (i) the Effective Date if such termination occurs prior to the 2010 vesting date or (ii) the next day following the 2010 vesting date if such termination occurs after the 2010 vesting date (in either case, the “Beginning Date”), and ending on last day of the month in which the termination date occurs, and the denominator of which shall be the number of months from the Beginning Date to the next vesting date following the termination date.  For the avoidance of doubt, if your employment is terminated prior to the 2010 vesting date for one of the reasons set forth in the first sentence of this paragraph, you shall forfeit 100% of the unvested portion of the Award that would have otherwise vested on the 2011 vesting date.

Very truly yours,

NUVEEN INVESTMENTS, INC.

By:

EXHIBIT A

Mutual Fund Shares

Fund Name	Ticker Symbol	NAV as of 6/30/09	# Shares
<<>>	<<>>	<<>>	<<>>
<<Total>>